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CITICORP AND SUBSIDIARIES
CALCULATION OF RATIO OF INCOME TO FIXED CHARGES
INCLUDING PREFERRED STOCK DIVIDENDS
(In Millions)


                                    1993     1992      1991      1990     1989
                                   -------  -------   -------   -------  -------

FIXED CHARGES:
  INTEREST EXPENSE (OTHER THAN
   INTEREST ON DEPOSITS)(A)         6,324     5,826     5,973    9,414   11,482
  INTEREST FACTOR IN RENT EXPENSE     147       162       171      173      161
  DIVIDENDS - PREFERRED STOCK         465       416       271(B)   361      385
                                    -------   -------  -------  -------   -------
    TOTAL FIXED CHARGES             6,936     6,404     6,415    9,948   12,028

INCOME:
  NET INCOME(LOSS)                  1,919(C)    722     (914)(D)   318(E)   498
  INCOME TAXES                        941       696      677       508    1,035
  FIXED CHARGES (EXCLUDING
   PREFERRED STOCK DIVIDENDS)(A)    6,471     5,988     6,144    9,587   11,643
                                   -------   -------   -------  -------  -------
    TOTAL INCOME                    9,331     7,406     5,907   10,413   13,176
                                  =======   =======    =======  =======  =======
RATIO OF INCOME TO FIXED CHARGES
  EXCLUDING INTEREST ON DEPOSITS    1.35      1.16      0.92(F)  1.05     1.10
                                  =======   =======    =======  =======  =======
INCLUDING INTEREST ON DEPOSITS:

FIXED CHARGES:
  INTEREST EXPENSE                 16,121    16,327   17,089    23,798   24,218
  INTEREST FACTOR IN RENT EXPENSE     147       162      171       173      161
  DIVIDENDS - PREFERRED STOCK         465       416      271(B)    361      385
                                    -------  -------   -------  -------  -------
    TOTAL FIXED CHARGES            16,733    16,905   17,531    24,332   24,764

INCOME:
  NET INCOME(LOSS)                  1,919(C)    722     (914)(D)   318(E)   498
  INCOME TAXES                        941       696      677       508    1,035
  FIXED CHARGES (EXCLUDING
   PREFERRED STOCK DIVIDENDS)      16,268    16,489   17,260    23,971   24,379
                                  -------   -------   -------   -------  -------
    TOTAL INCOME                   19,128    17,907   17,023    24,797   25,912
                                  =======   =======  =======   =======   =======
RATIO OF INCOME TO FIXED CHARGES
  INCLUDING INTEREST ON DEPOSITS    1.14      1.06     0.97 (F)  1.02     1.05
                                  =======   =======   =======   =======  ======

 (A) PRIOR YEARS HAVE BEEN RECLASSIFIED TO CONFORM TO CURRENT YEAR'S PRESENTATION.
 (B) CALCULATED ON A BASIS OF AN ASSUMED TAX RATE OF OF 34%.
 (C) NET INCOME FOR THE YEAR ENDED DECEMBER 31, 1993 EXCLUDES THE CUMULATIVE EFFECT OF ADOPTING STATEMENT OF
     FINANCIAL ACCOUNTING STANDARDS No. 109, "ACCOUNTING FOR INCOME TAXES", OF $300 MILLION.
 (D) NET INCOME FOR THE YEAR ENDED DECEMBER 31,1991 EXCLUDES THE CUMULATIVE EFFECT OF ACCOUNTING CHANGE FOR
     VENTURE CAPITAL INVESTMENTS OF $457 MILLION.
 (E) NET INCOME FOR THE YEAR ENDED DECEMBER 31,1990 EXCLUDES THE CUMULATIVE EFFECT OF ACCOUNTING CHANGE FOR
     CERTAIN DERIVATIVE PRODUCTS OF $140 MILLION.
 (F) EARNINGS FOR THE YEAR ENDED DECEMBER 31, 1991 WERE INADEQUATE TO COVER FIXED CHARGES BY THE AMOUNT OF $508
     MILLION.


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